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                                                                   Exhibit 99.19

                  WEST'S REVISED CODE OF WASHINGTON ANNOTATED
                TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT
                    CHAPTER 23B.08. DIRECTORS AND OFFICERS


23B.08.500. Indemnification definitions

  For purposes of RCW 23B.08.510 through 23B.08.600:

     (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (3) "Expenses" include counsel fees.

     (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

     (5) "Official capacity" means: (a) When used with respect to a director, the office of director in a corporation; and (b) when used with respect to an individual other than a director, as contemplated in RCW 23B.08.570, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

     (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.


23B.08.510. Authority to indemnify

     (1) Except as provided in subsection (4) of this section, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

     (a) The individual acted in good faith; and

     (b) The individual reasonably believed:

     (i) In the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and

     (ii) In all other cases, that the individual's conduct was at least not opposed to its best interests; and

     (c) In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (1)(b)(ii) of this section.

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4) A corporation may not indemnify a director under this section:

     (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

     (b) In connection with any other proceeding charging improper personal benefit
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to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.


23B.08.520. Mandatory indemnification

     Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.


23B.08.530. Advance for expenses

     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

     (a) The director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct described in RCW 23B.08.510; and

     (b) The director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct.

     (2) The undertaking required by subsection (1)(b) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Authorization of payments under this section may be made by provision in the articles of incorporation or bylaws, by resolution adopted by the shareholders or board of directors, or by contract.


23B.08.540. Court-ordered indemnification

     Unless a corporation's articles of incorporation provide otherwise, a director of a corporation who is a party to a proceeding may apply for indemnification or advance of expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advance of expenses if it determines:

     (1) The director is entitled to mandatory indemnification under RCW 23B.08.520, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification;

     (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in RCW 23B.08.510 or was adjudged liable as described in RCW 23B.08.510(4), but if the director was adjudged so liable the director's indemnification is limited to reasonable expenses incurred unless the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders pursuant to RCW 23B.08.560 provides otherwise; or

     (3) In the case of an advance of expenses, the director is entitled pursuant to the articles of incorporation, bylaws, or any applicable resolution or contract, to payment or reimbursement of the director's reasonable expenses incurred as a party to the proceeding in advance of final disposition of the proceeding.


23B.08.550. Determination and authorization of indemnification

     (1) A corporation may not indemnify a director under RCW 23B.08.510 unless authorized in the specific case after a determination has been made that
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indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in RCW 23B.08.510.

     (2)  The determination shall be made:

     (a) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

     (b) If a quorum cannot be obtained under (a) of this subsection, by majority vote of a committee duly designated by the board of directors, in which designation directors who are parties may participate, consisting solely of two or more directors not at the time parties to the proceeding;

     (c)  By special legal counsel:

     (i) Selected by the board of directors or its committee in the manner prescribed in (a) or (b) of this subsection; or

     (ii) If a quorum of the board of directors cannot be obtained under (a) of this subsection and a committee cannot be designated under (b) of this subsection, selected by majority vote of the full board of directors, in which selection directors who are parties may participate; or

     (d) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

     (3) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(2)(c) of this section to select counsel.

23B.08.560. Shareholder authorized indemnification and advancement of expenses

     (1) If authorized by the articles of incorporation, a bylaw adopted or ratified by the shareholders, or a resolution adopted or ratified, before or after the event, by the shareholders, a corporation shall have power to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550, provided that no such indemnity shall indemnify any director from or on account of:

     (a) Acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

     (b) Conduct of the director finally adjudged to be in violation of RCW 23B.08.310; or

     (c) Any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

     (2) Unless the articles of incorporation, or a bylaw or resolution adopted or ratified by the shareholders, provide otherwise, any determination as to any indemnity or advance of expenses under subsection (1) of this section shall be made in accordance with RCW 23B.08.550.

23B.08.570. Indemnification of officers, employees, and agents

     Unless a corporation's articles of incorporation provide otherwise:

     (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under RCW 23B.08.520, and is entitled to apply for court-ordered indemnification under RCW 23B.08.540, in each case to the same extent as a director;

     (2) The corporation may indemnify and advance expenses under RCW 23B.08.510 through 23B.08.560 to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and

     (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with law, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.


23B.08.580. Insurance
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   A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify the individual against the same liability under RCW 23B.08.510 or 23B.08.520.

23B.08.590. Validity of indemnification or advance for expenses

   (1) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise, is valid only if and to the extent the provision is consistent with RCW 23B.08.500 through 23B.08.580. If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles of incorporation.

   (2) RCW 23B.08.500 through 23B.08.580 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

23B.08.600. Report to shareholders

   If a corporation indemnifies or advances expenses to a director under RCW 23B.08.510, 23B.08.520, 23B.08.530, 23B.08.540, or 23B.08.560 in connection with a proceeding by or in the right of the corporation, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders' meeting.


23B.17.030. Limitation on liability of directors--indemnification

   The provisions of RCW 23B.08.320 and 23B.08.500 through 23B.08.600 shall apply to any corporation, other than a municipal corporation, incorporated under the laws of the state of Washington.